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[UNION BANK OF CALIFORNIA LOGO]                                    EXHIBIT 10.31

                                             COMMERCIAL PORTFOLIO ADMINISTRATION

                              Acknowledgment Copy

                                                                    April 4,1997

William Healey, President
Smartflex Systems, Inc.
14312 Franklin Avenue
Tustin, California 92680

                    Re: Loan Agreement ("Agreement")
                        Dated: September 29, 1995

Dear Mr. Healey:

         In reference to the Agreement between Union Bank of California, N.A. ("Bank") and SMARTFLEX SYSTEMS, INC. ("Borrower") dated September 29, 1995, the Bank and Borrower desire to amend the Agreement. This amendment shall be called the Fourth Amendment to the Agreement. Initially capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Agreement.

        Amendment to the Agreement:

        (a) Section 1.1.2 The Term Loan. The first sentence in this section shall be amended to: "Bank will loan to Borrower the sum of Two Million Two Hundred Thousand Dollars ($2,200,000) (the "Term Loan") at Borrower's request, in one or more disbursements of not less than Five Hundred Thousand Dollars ($500,000) on or before September 30, 1997 in accordance with the terms of the Term Note".

        This Fourth Amendment shall become effective on April 4, 1997. The acknowledgment copy of this Fourth Amendment executed by the Borrower must be received by Bank before April 30, 1997.

         Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Fourth Amendment shall not be a waiver of any existing default or breach of a condition to covenant unless specified herein.

UNION BANK OF CALIFORNIA, N.A.              Agreed and Accepted to this 29th day
                                            of April, 1997

By:    /s/ [ILLEGIBLE]
   ---------------------------------
Title:        Vice President                SMARTFLEX SYSTEMS, INC., a Delaware
      ------------------------------        Corporation

By:   /s/ [ILLEGIBLE]                       By:     William L. Healey
   ---------------------------------           ---------------------------------
Title:    Vice President                    Title:      President
      ------------------------------              ------------------------------




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[UNION BANK OF CALIFORNIA LOGO]

                             PROMISSORY NOTE
                               (BASE RATE)



Borrower Name  SMARTFLEX SYSTEMS, INC.

Borrower Address                   Office  45061       Loan Number  8439907413
14312 FRANKLIN AVENUE
TUSTIN, CA 92680-7028              Maturity Date   SEPTEMBER 30, 2001

                                   Amount   $2,200,000.00

$2,200,000.00                      Date   April 29, 1997

FOR VALUE RECEIVED, on SEPTEMBER 30, 2001, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of TWO MILLION TWO HUNDRED THOUSAND AND NO/100 Dollars ($2,200,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. PAYMENTS.

  PRINCIPAL PAYMENTS. Principal shall be payable in 48 equal consecutive monthly instalments, each instalment in an amount sufficient to fully amortize the principal balance by the final maturity date, beginning OCTOBER 31, 1997 and continuing on the LAST day of each consecutive month. The availability under this Note shall be reduced on the same day and in the same amount as each scheduled principal payment.

  INTEREST PAYMENTS. Debtor shall pay interest on the LAST day of each MONTH (commencing APRIL 30, 1997). Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

      a. BASE INTEREST RATE. After September 30, 1997, amounts outstanding hereunder in increments of at least $500,000 shall bear interest at a rate, based on an index selected by Debtor, which is 2.00% per annum in excess of Bank's LIBOR-Rate for the Interest Period so selected by Debtor.

      Any Base Interest Rate may not be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

      To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR-Rate, shall follow the date of such election by no more than two (2) Business Days).

      Bank will mail a written communication of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

      b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum of 0.50% in excess of the Reference Rate, which rate shall vary as and when the Reference Rate changes.


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    Debtor shall pay all amounts due under this note in lawful money of the
    United States at Bank's ORANGE COUNTY COMMERCIAL BANKING Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b, of this note, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

      a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Amounts outstanding under this note bearing interest at a Base Interest Rate may only be prepaid, in whole or in part provided Bank has received not less than five (5) Business Days prior written notice of an intention to make such prepayment and Debtor pays a prepayment fee to Bank in an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which Debtor intends to prepay, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

      b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under the above prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

      c. Such prepayment fee, if any, shall also be payable if prepayment occurs as the result of the acceleration of the principal of this note by Bank because of any default hereunder. If, following such acceleration, all or any portion of a Base Interest Rate Loan is satisfied, whether through sale of property encumbered by any security agreement or other agreement securing this note, at a foreclosure sale held thereunder or through the tender of payment at any time following such acceleration, but prior to such a foreclosure sale, then such satisfaction shall be deemed an evasion of the prepayment conditions set forth above, and Bank shall, automatically and without notice or demand, be entitled to receive, concurrently with such satisfaction the prepayment fee set forth above, and the amount of such prepayment fee shall be added to the principal. DEBTOR HEREBY ACKNOWLEDGES AND AGREES THAT BANK WOULD NOT MAKE THE LOAN TO DEBTOR EVIDENCED BY THIS NOTE WITHOUT DEBTOR'S, AGREEMENT, AS SET FORTH ABOVE, TO PAY BANK A PREPAYMENT FEE UPON THE SATISFACTION OF ALL OR ANY PORTION OF THE PRINCIPAL BEARING INTEREST AT A BASE INTEREST RATE FOLLOWING THE ACCELERATION OF THE MATURITY DATE HEREOF BY REASON OF A DEFAULT. DEBTOR HAS CAUSED THOSE PERSONS SIGNING THIS NOTE ON ITS BEHALF TO SEPARATELY INITIAL THE AGREEMENT CONTAINED IN THIS PARAGRAPH BY PLACING THEIR INITIALS BELOW:


      INITIALS: /s/ [ILLEGIBLE]
                ----------------

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due;
(d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (a) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property: (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself,


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in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder: and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "BASE INTEREST RATE" shall mean a rate of interest based on the LIBOR-Rate. "BASE INTEREST RATE LOAN" shall mean amounts outstanding under this note that bear interest at a Base interest Rate. "Base Rate Maturity Date" shall mean the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "BUSINESS DAY" shall mean a day which is not a Saturday or Sunday on which Bank is open for business in the state identified in paragraph 6, above, and, with respect to the rate of interest based on the LIBOR-Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "INTEREST PERIOD" shall mean with respect to funds bearing interest at a rate based on the LIBOR-Rate, any calendar period of one, three, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR Rate" shall mean a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate election, plus Bank's costs, including the cost, if any, of reserve requirements. "ORIGINATION DATE" shall mean the Business Day on which funds are made available to Debtor relating to Debtor's selection of a Base Interest Rate. "REFERENCE RATE" shall mean the rate announced by Bank from time to time at its corporate headquarters as its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

SMARTFLEX SYSTEMS, INC.



By  /s/  WILLIAM L. HEALEY
  -----------------------------------
    WILLIAM L. HEALEY, PRESIDENT



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 [UNION BANK OF CALIFORNIA LOGO]
                                 AUTHORIZATION


Borrower Name     SMARTFLEX SYSTEMS, INC.      Office           Loan Number
Borrower Address  14312 FRANKLIN AVENUE        45061            8439907413
                  TUSTIN, CA 92680-7028                         0081-00-0-001
Maturity Date                           Amount
SEPTEMBER 30, 2001                   $2,200,000.00

Union Bank of California, N.A. ("Bank") is hereby authorized and instructed to disburse the proceeds of that certain Note referenced above in the following manner:

RENEWAL OF OBLIGATION 0081-00-0-001.                           $ 2,200,000.00





TOTAL LOAN PROCEEDS:                                           $ 2,200,000.00

Fees itemized below are payable as follows (check one):

[X] Charge account #4500144314*                             [ ] Check enclosed

 .25% fee on each funding of $500,000.00 or more.


                          TERMS AND CONDITIONS

1. Bank is authorized to charge account number 4500144314 in the name(s) of SMARTFLEX SYSTEMS, INC. for payments of interest (or principal/interest) when due in connection with this Note and all renewals or extensions thereof.

2. Bank shall disburse proceeds in the amounts stated above in accordance with the foregoing authorization or when Bank receives verbal or written authorization from Borrower(s) to do so, or any one of the Borrowers, if there are joint Borrowers, but not later than SEPTEMBER 30, 2001. The Bank, at its discretion, may elect to extend this date without notice to or acknowledgement by the borrowers). This Authorization and the above mentioned Note will remain in full force and effect until the obligations in connection with this Note have been fulfilled.

3. Unless dated by Bank prior to execution, the Note shall be dated by Bank as of the date on which Bank disburses proceeds.

4. Notwithstanding anything to the contrary herein, Bank reserves the right to decline to advance the proceeds of the above described Note if there is a filing as to the Borrower(s), or any of them of a voluntary or involuntary petition under the provisions of the Federal Bankruptcy Act or any other insolvency law; the issuance of any attachment, garnishment, execution or levy of any asset of the Borrower(s), or any endorser or guarantor which results in Bank deeming itself, in good faith insecure.

5. The borrower(s) authorizes Bank to release information concerning the borrower(s) financial condition to suppliers, other creditors, credit bureaus and other credit reporters; and also authorizes Bank to obtain such information from any third party at any time.

The Borrower(s) by their execution of this Authorization accept the foregoing terms, conditions and instructions.

Executed on April 29, 1997.

SMARTFLEX SYSTEMS, INC.


By:  /s/  WILLIAM L. HEALEY
   ----------------------------------
     WILLIAM L. HEALEY, PRESIDENT